Exhibit 99.2
October 31, 2024

Fellow Shareholders:

We are thrilled to report our company achieved the high-end of our financial outlook across the board in the third quarter, with revenue of $261 million increasing 68% from the prior year period and AEBITDA of $26.9 million up 23%. As we look forward to next year, we are optimistic all three of our reportable segments will return to annual growth. We believe this improved operating performance, combined with disciplined expense control and strategic management of our capital structure, should contribute to ongoing value creation for our shareholders.

Our Insurance segment continues to grow at an accelerated pace with revenue increasing 210% year-over-year and 38% sequentially. Insurance benefited this quarter from surging consumer traffic on our network and a number of carriers with healthy underwriting margins seeking to capture market share. Demand from customers searching for new insurance policies remained quite strong, with total insurance volumes up 50% from the prior-year period and 25% sequentially.

Discrete operating initiatives and investment in our small business and personal loan segments are performing well, driving a 6% sequential increase in Consumer segment revenue. Lending conditions remain restrictive across much of the consumer lending space. However, we are encouraged by 32% revenue growth in our small business lending product from the prior year period, and the sequential improvement achieved in personal loans. Looking ahead, conversations with our lender partners indicate credit conditions may loosen into next year following the Federal Reserve interest rate decrease in September, with market expectations for further short-term interest rate reductions going forward.

Our Home segment is also experiencing green shoots, driven by our home equity product that notably achieved 5% revenue growth from the prior year. A limited pool of refinance borrowers and historically low home sales continue to weigh on progress from traditional mortgage products. Similar to our Consumer segment, we believe the outlook for lower interest rates could drive improving results for Home in the year ahead.

We are currently well into our 2025 planning process and are focused on maintaining expense discipline while selectively investing in a set of initiatives that we believe will drive incremental VMD. As we continue to delever our balance sheet we are well positioned to optimize our capital structure and improve free cash flow conversion over time.

Q3.2024	1

SUMMARY CONSOLIDATED FINANCIALS
(millions, except per share amounts)	2024			2023		Y/Y
	Q3	Q2	Q1	Q4	Q3	% Change

Total revenue	$260.8	$210.1	$167.8	$134.4	$155.2	68%

(Loss) income before income taxes	$(57.5)	$9.4	$1.6	$13.1	$(152.0)	62%
Income tax (expense) benefit	$(0.5)	$(1.6)	$(0.6)	$(0.4)	$3.5	(114)%
Net (loss) income	$(58.0)	$7.8	$1.0	$12.7	$(148.5)	61%
Net (loss) income % of revenue	(22)%	4%	1%	9%	(96)%

Income (loss) per share
Basic	$(4.34)	$0.58	$0.08	$0.98	$(11.43)
Diluted	$(4.34)	$0.58	$0.08	$0.98	$(11.43)

Variable marketing margin
Total revenue	$260.8	$210.1	$167.8	$134.4	$155.2	68%
Variable marketing expense (1) (2)	$(183.6)	$(139.2)	$(98.4)	$(73.8)	$(87.5)	110%
Variable marketing margin (2)	$77.2	$70.9	$69.4	$60.6	$67.7	14%
Variable marketing margin % of revenue (2)	30%	34%	41%	45%	44%

Adjusted EBITDA (2)	$26.9	$23.5	$21.6	$15.5	$21.8	23%
Adjusted EBITDA % of revenue (2)	10%	11%	13%	12%	14%

Adjusted net income (2)	$10.9	$7.2	$9.2	$3.6	$7.9	38%

Adjusted net income per share (2)	$0.80	$0.54	$0.70	$0.28	$0.61	31%

(1)	Represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses. Excludes overhead, fixed costs and personnel-related expenses.
(2)	Variable marketing expense, variable marketing margin, variable marketing margin % of revenue, adjusted EBITDA, adjusted EBITDA % of revenue, adjusted net income and adjusted net income per share are non-GAAP measures. Please see "LendingTree's Reconciliation of Non-GAAP Measures to GAAP" and "LendingTree's Principles of Financial Reporting" below for more information.

Q3.2024	2

Q3 2024 Consolidated Results

Consolidated revenue of $260.8 million increased 68% over the prior year, driven by a 210% increase in Insurance revenue.

We recorded a GAAP net loss of $(58.0) million or $(4.34) per diluted share. Included in this amount is a $58.4 million non-cash impairment of equity investments.

Variable Marketing Margin of $77.2 million grew 14% over prior year. Strong growth in Insurance was tempered by declines in the Consumer and Home segments.

Adjusted EBITDA was $26.9 million.

Adjusted net income of $10.9 million translates to $0.80 per share.

Q3.2024	3

Segment Results

(millions)	2024			2023		Y/Y
	Q3	Q2	Q1	Q4	Q3	% Change
Home (1)
Revenue	$32.2	$32.2	$30.4	$25.1	$33.4	(4)%
Segment profit	$9.3	$9.3	$9.6	$8.1	$11.3	(18)%
Segment profit % of revenue	29%	29%	32%	32%	34%

Consumer (2)
Revenue	$59.5	$55.9	$51.5	$49.5	$67.3	(12)%
Segment profit	$28.0	$26.9	$27.4	$28.9	$34.4	(19)%
Segment profit % of revenue	47%	48%	53%	58%	51%

Insurance (3)
Revenue	$169.1	$122.1	$85.9	$59.6	$54.5	210%
Segment profit	$41.4	$36.4	$33.4	$25.2	$23.4	77%
Segment profit % of revenue	24%	30%	39%	42%	43%

Other Category (4)
Revenue	$—	$—	$—	$0.1	$—	—%
(Loss) profit	$—	$(0.1)	$—	$(0.1)	$—	—%

Total
Revenue	$260.8	$210.1	$167.8	$134.4	$155.2	68%
Segment profit	$78.6	$72.5	$70.5	$62.2	$69.1	14%
Segment profit % of revenue	30%	35%	42%	46%	45%

Brand marketing expense (5)	$(1.4)	$(1.6)	$(1.1)	$(1.6)	$(1.4)	—%

Variable marketing margin	$77.2	$70.9	$69.4	$60.6	$67.7	14%
Variable marketing margin % of revenue	30%	34%	41%	45%	44%

(1)	The Home segment includes the following products: purchase mortgage, refinance mortgage, and home equity loans.
(2)	The Consumer segment includes the following products: credit cards, personal loans, small business loans, student loans, auto loans, deposit accounts, and debt settlement.
(3)	The Insurance segment consists of insurance quote products and sales of insurance policies.
(4)	The Other category primarily includes marketing revenue and related expenses not allocated to a specific segment.
(5)	Brand marketing expense represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses that are not assignable to the segments' products. This measure excludes overhead, fixed costs and personnel-related expenses.

Q3.2024	4

Home

Home segment revenue of $32.2 million and profit of $9.3 million were down 4% and 18% YoY, respectively. Home equity remains a focus for consumers and our lender partners, generating revenue of $21.0 million resulting in 5% growth YoY. Appetite for primary mortgage loans remains subdued, however, as a lack of in-the-money refinance borrowers given the current higher level of mortgage rates and historically low existing home sales are suppressing the number of customers searching for purchase loans.

Consumer

Our Consumer segment revenue of $59.5 million was down 12% YoY, while profit of $28.0 million decreased 19%. Segment margin was 47% versus 51% a year ago. Revenue growth in small business and personal loans was offset by declines in our credit card product from last year.

Small business revenue increased 32% from a year ago, as lending appetite has remained stable from our partners and strategic investments we made in the business are paying off. Strong revenue growth with improving unit economics has allowed us to invest more into marketing to capture additional high quality business owners searching for loans. Our concierge sales team, when compared to our fully digital exchange experience, has consistently achieved higher loan close rates, better unit economics and additional revenue opportunities from lender bonus programs and renewal fees. We have actively grown this team throughout the year, and based on the positive results will continue investing to capture increasing demand from our lenders. We have also broadened our product offering to include business credit cards and an insurance offering to better serve our customers and increase cross-sell opportunities.

Personal loans revenue of $27.8 million increased 5% YoY. We continue to lean into marketing campaigns to capture more consumers as credit appetite across our lender partners remains stable. More recently we have held encouraging conversations with lenders that are looking to widen their credit criteria to offer more loan options for our customers, which in turn would drive an increase in conversion opportunity for us. If the Fed continues on its campaign to lower short-term interest rates as is currently projected, we believe this will materially benefit our personal loans product in future quarters.

Insurance

Revenue of $169.1 million increased 210% and segment profit of $41.4 million grew by 77% from the year ago period. Segment margin declined to 24% in the quarter as record demand from a select number of carriers has pressured media costs and pushed more of our marketing into the highest costs channels to continue delivering quality volume.

We have previously called-out the above average margin this segment generated as carrier demand was depressed over the last two years. When carrier budgets contracted, we were able to exit from our highest cost channels and meet that reduced demand. Now that carriers have dramatically increased their spend with us compared to last year, we have re-entered those channels to meet the sharp increase, driving a significant improvement in segment profit dollars despite a lower overall segment margin.

Q3.2024	5

We expect Insurance will generate incremental revenue and segment profit growth into 2025. We have seen a small collection of carriers driving the bulk of spend on our network this year, and some large population states are still seeing limited demand from carriers due to concerns over rate adequacy. We believe this creates a beneficial growth backdrop for next year, as more carriers spending on our network along with targeting of consumers in those lower demand areas providing an opportunity for additional upside. We will continue to run this business with a keen focus on growing margin dollars, seeking to best serve both the historically high level of consumers looking for new insurance products across the country as well as our partners.

Balance Sheet and Liquidity

Our cash balance was $97 million at quarter end, up from $67 million in the second quarter. Our outstanding July 2025 convertible note principal balance is $115 million. We believe the combination of excess cash on our balance sheet, the undrawn $50 million commitment from our Apollo term loan and future free cashflow will allow us to comfortably meet this maturity.

As we continue to delever by paying down debt and growing our cash balance with free cashflow, we remain focused on improving the efficiency of our capital structure. We strive to run the company through a normal business cycle with net leverage below 4x, and believe closer to 3x is a prudent target to achieve over time. As the delevering process plays out, we should be able to reduce the company's interest expense burden on our remaining debt, thus improving our free cashflow conversion from AEBITDA to drive shareholder value.

Financial Outlook*

Today we are updating our outlook for full-year 2024, which implies the following fourth quarter outlook:

Full-year 2024:
▪Revenue of $870 - $880 million versus the prior range of $830 - $870 million
▪Variable Marketing Margin of $287 - $292 million, compared to $280 - $300 million previously
▪Adjusted EBITDA of $92 - $95 million versus $85 - $95 million previously
Fourth-quarter 2024:
▪Revenue: $231 - $241 million
▪Variable Marketing Margin: $69 - $74 million
▪Adjusted EBITDA: $20 - $23 million
*LendingTree is not able to provide a reconciliation of projected variable marketing margin or adjusted EBITDA to the most directly comparable expected GAAP results due to the unknown effect, timing and potential significance of the effects of legal matters and tax considerations. Expenses associated with legal matters and tax considerations have in the past, and may in the future, significantly affect GAAP results in a particular period.

Q3.2024	6

Conclusion

We are thrilled with the strong AEBITDA growth we produced in the third quarter. As seen in our updated financial outlook, we expect these year-over-year increases to flow into the fourth quarter. Our Insurance business is generating record levels of revenue and VMD and should maintain momentum into 2025. We are optimistic forecasted easing of interest rates by the Fed along with a stable economy will benefit our Consumer and Home segments next year. The outlook for growth across all of our reportable segments, coupled with ongoing expense discipline and targeted investment initiatives, lays the groundwork for continued improvement in our financial results.

Thank you for your continued support.

Sincerely,

Doug Lebda                Jason Bengel
Chairman & CEO            CFO

Investor Relations: investors@lendingtree.com	Media Relations: press@lendingtree.com

Q3.2024	7

LENDINGTREE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(in thousands, except per share amounts)
Revenue	$260,789	$155,188	$638,697	$538,149
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below) (1)	9,372	7,570	26,328	30,632
Selling and marketing expense (1)	193,542	97,244	450,105	350,420
General and administrative expense (1)	26,680	26,380	79,594	92,223
Product development (1)	11,190	10,840	33,421	36,096
Depreciation	4,584	4,760	13,852	14,239
Amortization of intangibles	1,466	1,981	4,422	6,012
Goodwill impairment	—	38,600	—	38,600
Restructuring and severance (1)	273	1,955	498	9,967
Litigation settlements and contingencies	3,762	(150)	3,791	350
Total costs and expenses	250,869	189,180	612,011	578,539
Operating income (loss)	9,920	(33,992)	26,686	(40,390)
Other income (expense), net:
Interest (expense) income, net	(10,060)	(7,097)	(17,899)	10,992
Other expense	(57,391)	(110,910)	(55,305)	(108,637)
Loss before income taxes	(57,531)	(151,999)	(46,518)	(138,035)
Income tax (expense) benefit	(447)	3,534	(2,692)	2,912
Net loss and comprehensive loss	$(57,978)	$(148,465)	$(49,210)	$(135,123)

Weighted average shares outstanding:
Basic	13,349	12,993	13,236	12,919
Diluted	13,349	12,993	13,236	12,919
Net loss per share:
Basic	$(4.34)	$(11.43)	$(3.72)	$(10.46)
Diluted	$(4.34)	$(11.43)	$(3.72)	$(10.46)

(1) Amounts include non-cash compensation, as follows:
Cost of revenue	$62	$66	$231	$311
Selling and marketing expense	713	1,127	2,566	4,207
General and administrative expense	5,029	5,828	15,802	19,721
Product development	1,055	1,571	3,486	4,760
Restructuring and severance	—	1,262	—	2,328

Q3.2024	8

LENDINGTREE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2024	December 31, 2023
	(in thousands, except par value and share amounts)
ASSETS:
Cash and cash equivalents	$96,788	$112,051
Restricted cash and cash equivalents	—	5
Accounts receivable, net	125,257	54,954
Prepaid and other current assets	29,662	29,472
Total current assets	251,707	196,482
Property and equipment, net	44,713	50,481
Operating lease right-of-use assets	53,706	57,222
Goodwill	381,539	381,539
Intangible assets, net	46,198	50,620
Equity investments	1,700	60,076
Other non-current assets	7,601	6,339
Total assets	$787,164	$802,759

LIABILITIES:
Current portion of long-term debt	$126,266	$3,125
Accounts payable, trade	48,794	1,960
Accrued expenses and other current liabilities	97,128	70,544
Total current liabilities	272,188	75,629
Long-term debt	346,203	525,617
Operating lease liabilities	70,723	75,023
Deferred income tax liabilities	3,664	2,091
Other non-current liabilities	130	267
Total liabilities	692,908	678,627
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Preferred stock $0.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock $0.01 par value; 50,000,000 shares authorized; 16,715,821 and 16,396,911 shares issued, respectively, and 13,360,355 and 13,041,445 shares outstanding, respectively	167	164
Additional paid-in capital	1,247,180	1,227,849
Accumulated deficit	(886,913)	(837,703)
Treasury stock; 3,355,466 and 3,355,466 shares, respectively	(266,178)	(266,178)
Total shareholders' equity	94,256	124,132
Total liabilities and shareholders' equity	$787,164	$802,759

Q3.2024	9

LENDINGTREE, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF CASH FLOWS
 (Unaudited)

	Nine Months Ended September 30,
	2024	2023
	(in thousands)
Cash flows from operating activities:
Net loss and comprehensive loss	$(49,210)	$(135,123)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss on impairments and disposal of assets	787	5,255
Amortization of intangibles	4,422	6,012
Depreciation	13,852	14,239
Non-cash compensation expense	22,085	31,327
Deferred income taxes	1,573	(4,289)
Bad debt expense	422	1,803
Amortization of debt issuance costs	1,691	3,473
Write-off of previously-capitalized debt issuance costs	—	2,373
Amortization of debt discount	224	—
Reduction in carrying amount of ROU asset, offset by change in operating lease liabilities	(2,624)	(3,118)
Gain on settlement of convertible debt	(9,035)	(34,308)
Loss on impairment of investments	58,376	114,504
Loss on impairment of goodwill	—	38,600
Changes in current assets and liabilities:
Accounts receivable	(70,726)	18,276
Prepaid and other current assets	138	(525)
Accounts payable, accrued expenses and other current liabilities	74,445	(11,878)
Income taxes	(137)	1,115
Other, net	(261)	(1,044)
Net cash provided by operating activities	46,022	46,692
Cash flows from investing activities:
Capital expenditures	(8,398)	(9,928)
Other	2	—
Net cash used in investing activities	(8,396)	(9,928)
Cash flows from financing activities:
Repayment of term loan	(8,750)	(1,250)
Payments related to net-share settlement of stock-based compensation, net of proceeds from exercise of stock options	(2,751)	(1,527)
Repurchase of 0.50% Convertible Senior Notes	(158,839)	(156,294)
Net proceeds from term loan	125,000	—
Payment of debt costs	(4,152)	(1,079)
Payment of original issue discount	(3,125)	—
Other financing activities	(277)	—
Net cash used in financing activities	(52,894)	(160,150)
Net decrease in cash, cash equivalents, restricted cash and restricted cash equivalents	(15,268)	(123,386)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	112,056	298,969
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$96,788	$175,583

Q3.2024	10

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Variable Marketing Expense

Below is a reconciliation of selling and marketing expense, the most directly comparable GAAP measure, to variable marketing expense. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of this non-GAAP measure.

	Three Months Ended
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
	(in thousands)
Selling and marketing expense	$193,542	$148,387	$108,176	$83,168	$97,244
Non-variable selling and marketing expense (1)	(9,976)	(9,140)	(9,855)	(9,407)	(9,805)
Variable marketing expense	$183,566	$139,247	$98,321	$73,761	$87,439

(1)	Represents the portion of selling and marketing expense not attributable to variable costs paid for advertising, direct marketing and related expenses. Includes overhead, fixed costs and personnel-related expenses.

Q3.2024	11

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Variable Marketing Margin

Below is a reconciliation of net (loss) income, the most directly comparable GAAP measure, to variable marketing margin and net (loss) income % of revenue to variable marketing margin % of revenue. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
	(in thousands, except percentages)
Net (loss) income	$(57,978)	$7,752	$1,016	$12,719	$(148,465)
Net (loss) income % of revenue	(22)%	4%	1%	9%	(96)%

Adjustments to reconcile to variable marketing margin:
Cost of revenue	9,372	8,411	8,545	8,126	7,570
Non-variable selling and marketing expense (1)	9,976	9,140	9,855	9,407	9,805
General and administrative expense	26,680	27,118	25,796	25,477	26,380
Product development	11,190	10,374	11,857	11,101	10,840
Depreciation	4,584	4,601	4,667	4,831	4,760
Amortization of intangibles	1,466	1,467	1,489	1,682	1,981
Goodwill impairment	—	—	—	—	38,600
Restructuring and severance	273	202	23	151	1,955
Litigation settlements and contingencies	3,762	(7)	36	38	(150)
Interest expense (income), net	10,060	1,201	6,638	(10,693)	7,097
Other expense (income)	57,391	(1,052)	(1,034)	(2,644)	110,910
Income tax expense (benefit)	447	1,686	559	397	(3,534)
Variable marketing margin	$77,223	$70,893	$69,447	$60,592	$67,749
Variable marketing margin % of revenue	30%	34%	41%	45%	44%

(1)	Represents the portion of selling and marketing expense not attributable to variable costs paid for advertising, direct marketing and related expenses. Includes overhead, fixed costs and personnel-related expenses.

Q3.2024	12

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Adjusted EBITDA

Below is a reconciliation of net (loss) income, the most directly comparable GAAP measure, to adjusted EBITDA and net (loss) income % of revenue to adjusted EBITDA % of revenue. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
	(in thousands, except percentages)
Net (loss) income	$(57,978)	$7,752	$1,016	$12,719	$(148,465)
Net (loss) income % of revenue	(22)%	4%	1%	9%	(96)%
Adjustments to reconcile to adjusted EBITDA:
Amortization of intangibles	1,466	1,467	1,489	1,682	1,981
Depreciation	4,584	4,601	4,667	4,831	4,760
Restructuring and severance	273	202	23	151	1,955
Loss on impairments and disposal of assets	6	413	368	182	88
Loss on impairment of equity investments	58,376	—	—	—	113,064
Goodwill impairment	—	—	—	—	38,600
Non-cash compensation	6,859	7,437	7,789	8,177	8,592
Litigation settlements and contingencies	3,762	(7)	36	38	(150)
Interest expense (income), net	10,060	1,201	6,638	(10,693)	7,097
Dividend income	(982)	(1,225)	(1,034)	(2,021)	(2,154)
Income tax expense (benefit)	447	1,686	559	397	(3,534)
Adjusted EBITDA	$26,873	$23,527	$21,551	$15,463	$21,834
Adjusted EBITDA % of revenue	10%	11%	13%	12%	14%

Q3.2024	13

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Adjusted Net Income

Below is a reconciliation of net (loss) income, the most directly comparable GAAP measure, to adjusted net income and net income (loss) per diluted share to adjusted net income per share. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
	(in thousands, except per share amounts)
Net (loss) income	$(57,978)	$7,752	$1,016	$12,719	$(148,465)
Adjustments to reconcile to adjusted net income:
Restructuring and severance	273	202	23	151	1,955
Goodwill impairment	—	—	—	—	38,600
Loss on impairments and disposal of assets	6	413	368	182	88
Loss on impairment of equity investments	58,376	—	—	—	113,064
Non-cash compensation	6,859	7,437	7,789	8,177	8,592
Litigation settlements and contingencies	3,762	(7)	36	38	(150)
Gain on extinguishment of debt	(416)	(8,619)	—	(17,665)	—
Income tax benefit from adjusted items	—	—	—	—	(5,764)
Adjusted net income	$10,882	$7,178	$9,232	$3,602	$7,920

Net (loss) income per diluted share	$(4.34)	$0.58	$0.08	$0.98	$(11.43)
Adjustments to reconcile net (loss) income to adjusted net income	5.16	(0.04)	0.62	(0.70)	12.04
Adjustments to reconcile effect of dilutive securities	(0.02)	—	—	—	—
Adjusted net income per share	$0.80	$0.54	$0.70	$0.28	$0.61

Adjusted weighted average diluted shares outstanding	13,555	13,407	13,276	13,020	12,999
Effect of dilutive securities	206	—	—	—	6
Weighted average diluted shares outstanding	13,349	13,407	13,276	13,020	12,993
Effect of dilutive securities	—	150	176	12	—
Weighted average basic shares outstanding	13,349	13,257	13,100	13,008	12,993

Q3.2024	14

LENDINGTREE’S PRINCIPLES OF FINANCIAL REPORTING

LendingTree reports the following non-GAAP measures as supplemental to GAAP:

•Variable marketing expense
•Variable marketing margin
•Variable marketing margin % of revenue
•Earnings Before Interest, Taxes, Depreciation and Amortization, as adjusted for certain items discussed below ("Adjusted EBITDA")
•Adjusted EBITDA % of revenue
•Adjusted net income
•Adjusted net income per share

Variable marketing expense, variable marketing margin and variable marketing margin % of revenue are related measures of the effectiveness of the Company's marketing efforts. Variable marketing margin is a measure of the efficiency of the Company’s operating model, measuring revenue after subtracting variable marketing expense. Variable marketing expense represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing, and related expenses, and excludes overhead, fixed costs, and personnel related expenses. The Company’s operating model is highly sensitive to the amount and efficiency of variable marketing expenditures, and the Company’s proprietary systems are able to make rapidly changing decisions concerning the deployment of variable marketing expenditures (primarily but not exclusively online and mobile advertising placement) based on proprietary and sophisticated analytics.

Adjusted EBITDA and adjusted EBITDA % of revenue are primary metrics by which LendingTree evaluates the operating performance of its businesses, on which its marketing expenditures and internal budgets are based and, in the case of adjusted EBITDA, by which management and many employees are compensated in most years.

Adjusted net income and adjusted net income per share supplement GAAP net income and GAAP net income per diluted share by enabling investors to make period to period comparisons of those components of the most directly comparable GAAP measures that management believes better reflect the underlying financial performance of the Company’s business operations during particular financial reporting periods. Adjusted net income and adjusted net income per share exclude certain amounts, such as non-cash compensation, non-cash asset impairment charges, gain/loss on disposal of assets, gain/loss on investments, restructuring and severance, litigation settlements and contingencies, acquisition and disposition income or expenses including with respect to changes in fair value of contingent consideration, gain/loss on extinguishment of debt, contributions to the LendingTree Foundation, one-time items which are recognized and recorded under GAAP in particular periods but which might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded, the effects to income taxes of the aforementioned adjustments, any excess tax benefit or expense associated with stock-based compensation recorded in net income in conjunction with FASB pronouncement ASU 2016-09, and income tax (benefit) expense from a full valuation allowance. LendingTree believes that adjusted net income and adjusted net income per share are useful financial indicators that provide a different view of the financial performance of the Company than adjusted EBITDA (the primary metric by which LendingTree evaluates the operating performance of its businesses) and the GAAP measures of net income and GAAP net income per diluted share.

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These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. LendingTree provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measures set forth above.

Definition of LendingTree's Non-GAAP Measures
Variable marketing margin is defined as revenue less variable marketing expense. Variable marketing expense is defined as the expense attributable to variable costs paid for advertising, direct marketing and related expenses, and excluding overhead, fixed costs and personnel-related expenses. The majority of these variable advertising costs are expressly intended to drive traffic to our websites and these variable advertising costs are included in selling and marketing expense on the Company's consolidated statements of operations and consolidated income.

EBITDA is defined as net income from continuing operations excluding interest, income taxes, amortization of intangibles and depreciation.

Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) gain/loss on investments, (5) restructuring and severance expenses, (6) litigation settlements and contingencies, (7) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), (8) contributions to the LendingTree Foundation (9) dividend income, and (10) one-time items.

Adjusted net income is defined as net income (loss) excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) gain/loss on investments, (5) restructuring and severance expenses, (6) litigation settlements and contingencies, (7) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), (8) gain/loss on extinguishment of debt, (9) contributions to the LendingTree Foundation, (10) one-time items, (11) the effects to income taxes of the aforementioned adjustments, (12) any excess tax benefit or expense associated with stock-based compensation recorded in net income in conjunction with FASB pronouncement ASU 2016-09, and (13) income tax (benefit) expense from a full valuation allowance.

Adjusted net income per share is defined as adjusted net income divided by the adjusted weighted average diluted shares outstanding. For periods which the Company reports GAAP loss from continuing operations, the effects of potentially dilutive securities are excluded from the calculation of net loss per diluted share from continuing operations because their inclusion would have been anti-dilutive. In periods where the Company reports GAAP loss from continuing operations but reports positive non-GAAP adjusted net income, the effects of potentially dilutive securities are included in the denominator for calculating adjusted net income per share if their inclusion would be dilutive.

LendingTree endeavors to compensate for the limitations of these non-GAAP measures by also providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

One-Time Items
Adjusted EBITDA and adjusted net income are adjusted for one-time items, if applicable. Items are considered one-time in nature if they are non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no adjustments for one-time items.

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Non-Cash Expenses That Are Excluded From LendingTree's Adjusted EBITDA and Adjusted Net Income

Non-cash compensation expense consists principally of expense associated with the grants of restricted stock, restricted stock units and stock options. These expenses are not paid in cash and LendingTree includes the related shares in its calculations of fully diluted shares outstanding. Upon settlement of restricted stock units, exercise of certain stock options or vesting of restricted stock awards, the awards may be settled on a net basis, with LendingTree remitting the required tax withholding amounts from its current funds. Cash expenditures for employer payroll taxes on non-cash compensation are included within adjusted EBITDA and adjusted net income.

Amortization of intangibles are non-cash expenses relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives. Amortization of intangibles are only excluded from adjusted EBITDA.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations or anticipations of LendingTree and members of our management team. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: adverse conditions in the primary and secondary mortgage markets and in the economy, particularly interest rates and inflation; default rates on loans, particularly unsecured loans; demand by investors for unsecured personal loans; the effect of such demand on interest rates for personal loans and consumer demand for personal loans; seasonality of results; potential liabilities to secondary market purchasers; changes in the Company's relationships with network partners, including dependence on certain key network partners; breaches of network security or the misappropriation or misuse of personal consumer information; failure to provide competitive service; failure to maintain brand recognition; ability to attract and retain consumers in a cost-effective manner; the effects of potential acquisitions of other businesses, including the ability to integrate them successfully with LendingTree’s existing operations; accounting rules related to excess tax benefits or expenses on stock-based compensation that could materially affect earnings in future periods; ability to develop new products and services and enhance existing ones; competition; effects of changing laws, rules or regulations on our business model; allegations of failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of network partners or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights; and changes in management. These and additional factors to be considered are set forth under “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2023, in our Quarterly Report on Form 10-Q for the period ended June 30, 2024, and in our other filings with the Securities and Exchange Commission. LendingTree undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

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